EX-99.h.3.i

EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Delaware Management Company (“DMC”), Delaware Distributors, L.P. (“DDLP”), Delaware Investments Fund Services Company (“DIFSC”) and Ivy Funds (the “Trust”) on behalf of the series of the Trust set forth below (each, the “Fund”).

WHEREAS, the Trust, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and the Fund is a series of the Trust; and

WHEREAS, the Trust, DMC, DDLP and/or DIFSC have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. DMC, DDLP and/or DIFSC shall waive all or a portion of its fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total annual fund operating expenses (excluding any Excluded Expenses) of the specified classes exceed the percentages set forth below for the period from January 30, 2023 through January 30, 2024.

Fund	All Classes except Class R6	Class R6
Delaware Ivy California Municipal High Income Fund	0.55%	N/A
Delaware Ivy Corporate Bond Fund	0.61%	N/A
Delaware Ivy Crossover Credit Fund	0.65%	N/A
Delaware Ivy Emerging Markets Local Currency Debt Fund	0.80%	0.80%
Delaware Ivy Government Securities Fund	0.64%	0.60%
Delaware Ivy High Yield Fund	0.72%	0.72%
Delaware Ivy International Small Cap Fund	0.99%	0.99%
Delaware Ivy Multi-Asset Income Fund	0.75%	0.75%
Delaware Ivy Strategic Income Fund	0.67%	0.67%
Delaware Ivy Total Return Bond Fund	0.95%	0.87%

Fund	Class A	Class I	Class R	Class R6
Delaware Sustainable Equity Income Fund	0.74%	0.50%	1.22%	0.48%

1.2	Excluded Expenses. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expense as may be agreed upon from time to time by the Trust’s Board of Trustees, DMC, DDLP and DIFSC.

1.3	Payment of Reimbursement Amount. To reimburse expenses provided for in this Agreement, the Fund may offset the appropriate reimbursement amounts against the management fees and/or shareholder servicing fees payable under the Investment Management Agreement and/or the Shareholder Servicing Agreement. Alternatively, the reimbursement amount shall be paid directly by DMC, DDLP and/or DIFSC.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate with respect to the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on October 27, 2023, whichever comes first. This Agreement may be terminated prior to expiration by agreement of the Manager, the Distributor, DIFSC and/or the Fund, as applicable.

2.2	Effectiveness. This Agreement shall be effective January 30, 2023.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require the Board of Trustees of the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in, or otherwise derived from, the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of January 25, 2023.

IVY FUNDS

By:	/s/ Shawn K. Lytle
Shawn K. Lytle, President & Chief Executive Officer

DELAWARE MANAGEMENT COMPANY

By:	/s/ Richard Salus
Richard Salus, Senior Vice President

DELAWARE DISTRIBUTORS, L.P.

By:	/s/ David F. Connor
David F. Connor, Senior Vice President

DELAWARE INVESTENTS FUND SERVICE COMPANY

By:	/s/ Richard Salus
Richard Salus, Senior Vice President